Press Release

Affymetrix acquires assets of Eureka Genomics Corporation to provide high throughput and economical crop and animal genotyping

Santa Clara, CA, May 14, 2015 – Affymetrix (NASDAQ: AFFX) announced today that it has acquired substantially all the assets of Hercules, CA-based Eureka Genomics® Corporation for $15 million in an all cash transaction. Eureka Genomics is a developer of cost-effective, low- to mid-plex, high throughput genotyping assays that use common next-generation sequencing (NGS) platforms for signal readout. These assays enable the detection of hundreds to thousands of genetic markers which are increasingly in demand for routine crop and animal agrigenomics testing.

Affymetrix will immediately launch the Eureka Genomics’ technologies as Eureka Genotyping Solution and Services for use in a wide range of routine animal and plant testing applications through an early access program.

“Our array-based Axiom genotyping platform has achieved great commercial success in agrigenomics markets. An emerging segment of our customers have been asking for a cost-effective solution with focused genetic variant panels for very high volume routine testing in animal and plant applications such as parentage, traceability or trait management,” said Frank Witney, President and Chief Executive Officer of Affymetrix. “This acquisition will extend the continuum of our product offerings enabling us to support more applications for our current customers and to serve new customers.”

Eureka Genomics has been collaborating with and providing NGS, genomics, genotyping and bioinformatics services to government agencies, universities, research centers, and agrigenomic companies since 2008. “We are very pleased that Eureka Genomics products and service technologies will become part of the Affymetrix portfolio,” stated Didier Perez, Chief Operating Officer of Eureka Genomics. “By leveraging Affymetrix infrastructure and commercial reach, the advanced technologies Eureka Genomics developed will now be accessed by more customers on a global scale.”

Concurrent with the acquisition, Affymetrix entered into a new multi-year partnership agreement to provide the Eureka Genomics technologies to the animal genetics business of Zoetis Inc.

Affymetrix will grant Zoetis certain preferred rights to incorporate the Eureka Genomics technologies in its cattle and sheep genomic products. “We are delighted about the opportunity to work closely with a market leader in animal health, helping Zoetis bring this leading genotyping technology to their customers globally,” said Laurent Bellon, Ph.D., SVP and General Manager, Genetic Analysis Business Unit – Genotyping, at Affymetrix. “Our newly acquired Eureka Genomics technologies are uniquely suited to high-volume marker-assisted management applications.”

PLEASE NOTE: Affymetrix, the Affymetrix logo, Axiom, and Eureka Genomics trademarks are the property of Affymetrix, Inc. All other trademarks are the property of their respective owners.

About Affymetrix

Affymetrix technologies enable multiplex and simultaneous analysis of biological systems at the cell, protein, and gene level, facilitating the rapid translation of bench-top research into clinical and routine use for human health and wellness. The Company provides leadership and support, partnering with customers in pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government, and non-profit research institutes in their quest to use biology for a better world. More than 2,300 microarray systems have been shipped around the world and more than 94,000 peer-reviewed papers have been published citing Affymetrix technologies. Affymetrix is headquartered in Santa Clara, California, and has manufacturing facilities in Cleveland, Ohio, San Diego, Vienna, and Singapore. The Company has about 1,100 employees worldwide and maintains sales and distribution operations across Europe, Asia, and Latin America. For more information about Affymetrix, please visit www.affymetrix.com.

Forward-looking statements

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies," or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected. These and other risk factors are discussed in Affymetrix' Form 10-K for the year ended December 31, 2014, and other SEC reports for subsequent quarterly periods.

Source: Affymetrix, Inc.

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